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                                                                    EXHIBIT 21.1


                        SUBSIDIARIES OF TRANSPRO, INC.


The following sets forth a list of all the direct and indirect subsidiaries as of December 31, 2002 of Transpro, Inc., a Delaware corporation (the "Company"), and the State or other jurisdiction of incorporation or organization of each.




                NAME                    JURISDICTION OF INCORPORATION OR ORGANIZATION
------------------------------------   ----------------------------------------------
   G&O Manufacturing Company, Inc.                        Delaware
   GO/DAN Industries, Inc.                                Delaware
   GO/DAN de Mexico, SA de C.V.                            Mexico
   Radiadores GDI, SA de C.V.(a)                           Mexico
   Ready Aire, Inc.                                         Texas

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(a) Currently an inactive subsidiary.